UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 7, 2009
NOBLE CORPORATION
(Exact name of Registrant as specified in its charter)

Switzerland	000-53604	98-0619597
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer identification number)
incorporation or organization)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (281) 276-6100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-2(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Luke R. Corbett as Director
     On May 12, 2009, Luke R. Corbett resigned from his position as a director of Noble Corporation effective May 12, 2009.
(e) Relocation Benefits for Employees Relocating to Switzerland
     Noble Corporation (together with its subsidiaries, the “Company”) has decided that certain employees of the Company will relocate to Geneva, Switzerland beginning in the third quarter of 2009. An assignment memorandum has been provided to each affected employee outlining, among other items, the relocation benefits to which they are entitled.
     All affected employees are entitled to relocation benefits. The benefits to which the named executive officers are entitled include the following:
•	a relocation package that includes (i) a lump sum relocation allowance equal to one month’s base salary plus $10,000 (up to a maximum of $80,000); (ii) temporary housing in Geneva, Switzerland for up to six months; and (iii) standard outbound services, including “house hunting” trips, tax preparation services, home sales assistance, shipment of personal effects and other relocation costs;

•	a housing allowance of between CHF16,150 and CHF19,475 per month, for five years;

•	a car allowance of CHF1,500 per month, for five years;

•	a foreign service premium of 16 percent of base pay, for five years;

•	a resident area allowance of nine percent of base pay, for five years;

•	reimbursement or payment of school fees for eligible dependents to age 19, or through high school equivalency; and

•	an annual home leave allowance equivalent to an advance purchase business class round-trip ticket for the employee, spouse and eligible dependents back to their point of origin.
     The Company will also provide tax equalization for the employees, including the named executive officers, so that their overall tax liability will be equal to their “stay at home” tax liability with respect to their base salary, annual bonus and incentive plan awards. The allowances and reimbursements outlined above will be grossed up to cover Swiss taxes and social security payments. The employees, including the named executive officers, will be fully reimbursed for any obligation they may have to pay Swiss wealth tax.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NOBLE CORPORATION
Date: May 13, 2009	By:	/s/ Julie J. Robertson
Julie J. Robertson
Executive Vice President and Corporate Secretary

3